Exhibit 99.1

FOR IMMEDIATE RELEASE
Warren Resources, Inc. 489 Fifth Avenue New York, NY 10017 (212) 687-9660	Investor Relations Contact: Kathleen Heaney (212) 753-2137

Warren Resources, Inc. Announces Pricing of Follow-On Common Stock Offering

New York, New York, December 20, 2005 –  Warren Resources, Inc. (NASDAQ:WRES) , an oil and gas exploration and development company, announced today the pricing of a follow-on public offering of 6,000,000 shares of Common Stock at a price to the public of $14.50 per share.  Warren Resources has granted to the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any.

Jefferies & Company, Inc. was the sole book-running manager for the offering with Sanders Morris Harris Inc. as the joint lead manager.  Harris Nesbitt Corp. was a co-manager for the offering

Proceeds from the offering are expected to be approximately $82.4 million or $94.8 million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and the estimated offering expenses.  Warren plans on using the net proceeds from this offering to fund capital expenditures for the development and exploration of its oil and natural gas properties and the development of associated infrastructure, to make acquisitions, including its recently announced $23 million acquisition of the North Wilmington Unit oil field in the Los Angeles Basin of California, and for working capital and general corporate purposes.

Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Warren Resources, Inc.’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is based in Casper, Wyoming and Long Beach, California

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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